Exhibit 5.1

Tel. 972-3-69441111
Fax. 972-3-6091116
fbc@fbclawyers.com

September 19, 2025

To:

Purple Biotech Ltd.

4 Oppenheimer Street

Science Park

Rehovot 7670104, Israel 9085000

Re: Purple Biotech Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Purple Biotech Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the sale by the Company through the Agent (as defined below) of American Depositary Shares (“ADSs”), each representing two hundred (200) ordinary shares, no par value per share, of the Company (the “Ordinary Shares”), having an aggregate offering price of up to $2,300,000, from time to time, pursuant to the At the Market Sale Agreement between the Company and H.C. Wainwright & Co., LLC (the “Agent”), dated September 19, 2025 (the “Sales Agreement”).

The ADSs will be issued pursuant to a registration statement on Form F-3 (Registration Statement No. 333-268710) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 8, 2022, as amended by Pre-Effective Amendment No. 1 to Form F-3 as filed by the Company on May 17, 2023, and declared effective by the Commission on May 22, 2023 (including information deemed incorporated by reference therein in accordance with applicable rules of the Commission, the “Registration Statement”); the base prospectus, dated May 22, 2023, forming part of the Registration Statement, with respect to the offering from time to time of the Company’s securities (the “Base Prospectus”); and the sales agreement prospectus, dated September 19, 2025, forming part of the Registration Statement, with respect to the offering from time to time of the ADSs under the Sales Agreement (the “Sales Agreement Prospectus” and together with the Base Prospectus and all information incorporated by reference therein, the “Prospectus”).

In connection with this opinion, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Sales Agreement, (ii) the Registration Statement, as amended, to which this opinion letter is attached as an exhibit, (iii) the Sales Agreement Prospectus; (iv) a copy of the articles of association of the Company, as amended and currently in effect (the “Articles”), (v) resolutions of the Audit Committee and Board of Directors of the Company (the “Board”) dated September 18, 2025, at which the execution of the Sales Agreement and the actions to be taken in connection therewith and the filing of the Sales Agreement Prospectus were approved; and (vi) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies and the authenticity of the originals of such latter documents. We have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents and minutes of meetings of committees of the Board, the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the articles of association of the Company then in effect and all applicable laws. We have also assumed that (i) prior to the issuance of any ADSs under the Sales Agreement, the price, number of Ordinary Shares represented by the ADSs and certain other terms of issuance with respect to any specific Sales Notice (as defined in the Sales Agreement) delivered under the Sales Agreement will be authorized and approved by the Board or a pricing committee of the Board in accordance with Israeli law (the “Corporate Proceedings”); and (ii) upon the issuance of any Ordinary Shares, the total number of Ordinary Shares issued and outstanding will not exceed the total number of Ordinary Shares that the Company is then authorized to issue under its articles of association.

Based upon and subject to the foregoing, assuming the completion of the Corporate Proceedings in connection with the delivery of a specific Sales Notice, we are of the opinion that the Ordinary Shares represented by the ADSs to be offered and sold under the Sales Agreement have been duly authorized for issuance, and, when issued and paid for in accordance with the Sales Agreement and the Corporate Proceedings, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar of the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Company’s Current Report on Form 6-K to be submitted with the Commission on or about the date hereof, which will be incorporated by reference in the Registration Statement, and to the reference to our name under the caption “Legal Matters” in the Sales Agreement Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

FISCHER (FBC & Co.)